Exhibit 99.1

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@bankmerchants.com

Investor Contact: Sean Sievers

Merchants Bancorp

Phone: (317) 663-5197

Email: ssievers@bankmerchants.com

PRESS RELEASE

Merchants Bancorp Closes Depositary Share Offering

For Release November 25, 2024

CARMEL, Indiana - (PR Newswire) - Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today announced the closing of its previously announced underwritten public offering of 9,200,000 depositary shares, each representing a 1/40th interest in a share of its 7.625% Fixed Rate Series E Non-Cumulative Perpetual Preferred Stock (the “Series D preferred stock”), with a liquidation preference of $25.00 per depositary share. As a result of the public offering Merchants received proceeds of approximately $222.8 million, net of estimated expenses and underwriting discounts and commissions.

Morgan Stanley & Co. LLC, UBS Securities LLC, Piper Sandler & Co., and Raymond James & Associates, Inc. acted as joint bookrunning managers for the offering.

A shelf registration statement, including a prospectus, with respect to the offering was previously filed by Merchants with the Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on August 17, 2022. A prospectus supplement relating to the offering has been filed with the SEC. The offering has been made by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained free of charge by visiting the SEC’s website at www.sec.gov, or may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, Second Floor, New York, NY 10014, Attention: Prospectus Department, or by emailing prospectus@morganstanley.com; UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at (888) 827-727; Piper Sandler & Co., Attention: Debt Capital Markets, 1 Greenwich Plaza, 1st Floor, Suite 111, Greenwich, CT 06830, or by emailing fsg-dcm@psc.com; Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at (800) 248-8863 or by emailing prospectus@raymondjames.com.

About Merchants Bancorp

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants is a diversified bank holding company headquartered in Carmel, Indiana operating multiple business segments, including Multi-family Mortgage Banking that offers multi-family housing and healthcare facility financing and servicing (through this segment Merchants also serves as a syndicator of low-income housing tax credit and debt funds); Mortgage Warehouse Financing that offers mortgage warehouse financing, commercial loans, and deposit services; and Banking that offers portfolio lending for multi-family and healthcare facility loans, retail and correspondent residential mortgage banking, agricultural lending, Small Business Administration lending, and traditional community banking. Merchants, with $18.7 billion in assets and $12.9 billion in deposits as of September 30, 2024, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Asset Management, LLC, Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.